Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in the Prospectus constituting part of the Registration Statement No. 333-171484 on Amendment no. 1 to the Form F-1 (“Registration Statement”) of China Dredging Group Co., Ltd. of our report dated October 6, 2010 with respect to the financial statements of Fujian Xing Gang Port Service Co., Ltd. as of  December 31, 2009 and 2008 and for the year ended December 31, 2009 and for the period from January 8, 2008 (inception) to December 31, 2008 which appear in such Registration Statement. We also hereby consent to the references to our firm under the caption “Experts” in such Registration Statement.

/S/ UHY VOCATION HK CPA Limited

UHY VOCATION HK CPA Limited
Hong Kong, People’s Republic of China

February 15, 2011